Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2018

Financial Results and Declaration of Dividend

Strong Year-Over-Year Net Income Growth, Loan Growth, Asset Quality Stability

LYNCHBURG, Va., July 20, 2018 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and six months ended June 30, 2018.

Net income for the three months ended June 30, 2018 was $1.30 million or $0.30 per diluted share, up 65% compared with $787,000 or $0.18 per diluted share for the three months ended June 30, 2017. For the six months ended June 30, 2018, net income rose 57% to $2.42 million or $0.55 per diluted share, compared with $1.55 million or $0.35 per diluted share for the six months ended June 30, 2017.

Highlights

•	Commercial & industrial (C&I) lending and commercial real estate (CRE) lending were the major contributors to 15% growth of interest income from earning assets in the second quarter of 2018 compared with the second quarter of 2017.

•	Net interest income before the provision for loan losses was $5.80 million in the second quarter of 2018, up 13% from the second quarter of 2017, led primarily by growth in commercial lending.

•	Total noninterest income, primarily reflecting increased fee income from treasury services, income from the Company’s insurance and investments business, and growth in gains on sale of residential mortgage loans, rose 20% in the second quarter of 2018 compared with the second quarter of 2017. In the first half of 2018, total noninterest income was up 27% as compared to the first half of 2017.

•	Deposits were $596.07 million, a company record, led by core deposit growth (noninterest-bearing demand, NOW, savings and money market accounts).

•	Total assets, driven primarily by a 7% year-over-year growth in net loans and loans held for sale, increased to a Company-record $655.87 million at June 30, 2018. Asset quality ratios remained strong, reflecting loan portfolio strength.

•	Measures of productivity trended positively, as Return on Average Assets (ROAA) was 0.79% for the quarter ended June 30, 2018 as compared to 0.54% for the quarter ended June 30, 2017, and Return on Average Equity (ROAE) increased to 9.67% for the quarter ended June 30, 2018 from 6.13% a year earlier. The Company’s efficiency ratio was 73.3% in the second quarter of 2018, improving from 75.6% a year earlier.

•	Total stockholders’ equity increased to $52.52 million at June 30, 2018 from $51.67 million December 31, 2017, and retained earnings increased to $14.17 million from $12.27 million at year-end 2017. Based on the results achieved in the first quarter, on July 17, 2018 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on September 7, 2018, to be paid on September 21, 2018.

Robert R. Chapman III, President and CEO, commented: “Our financial results, including one of the best quarters for earnings in the Company’s history, reflected the continued revenue contributions throughout the Company. Continuing gains in productivity and efficiency, as seen in higher year-over-year ROAA and ROAE and an improved efficiency ratio, are supporting our goal of generating an accelerating and predictable earnings flow. Managing interest expense while growing our deposit base, and maintaining solid loan quality have also supported earnings growth.

“Commercial lending and banking continued the positive performance of the past several quarters, and our BOTJ Investment Services team and Mortgage Lending group both had record quarters for production. Our expanded team of mortgage lenders, and continuing success in growing our reputation throughout our served markets as a mortgage origination leader led to this positive performance. Contributions from BOTJ Investment Services, gains on sale of originated mortgages, and revenue from commercial treasury services have supported growth of noninterest income.”

Second Quarter, First Half 2018 Operational Review

Total interest income was $6.73 million in the second quarter of 2018, up 15% from $5.85 million a year earlier. The primary driver of interest income growth continued to be loans. Although interest expense rose year-over-year with an increase in deposits and market driven rate increases, net interest income was up 13% to $5.80 million for the quarter ended June 30, 2018 compared with a year earlier. First half 2018 net interest income increased 12% compared with a year earlier.

The Company’s provision for loan losses was 29% lower in the second quarter of 2018 compared with a year earlier, and 38% lower in the first half of 2018 compared with a year earlier. Chapman noted the Company believes it continues to reserve prudently for probable loan losses, consistent with loan portfolio growth. The second quarter of 2018 loan loss provision was $315,000 compared with $445,000 in the second quarter of 2017, and the loan loss provision in the first half of 2018 was $337,000, compared with $545,000 in the first half of 2017.

Net interest income after provision for loan losses in the second quarter of 2018 was $5.49 million compared with $4.70 million in the second quarter of 2017. Net interest income after provision for loan losses in the first half of 2018 was $10.80 million compared with $9.43 million a year earlier.

Commercial lending growth, stable to slightly increasing rates, and expense management contributed to a 3.74% net interest margin, with a 3.60% interest spread in the second quarter of 2018, essentially stable compared with a year earlier. The Company’s average earned rates on loans, including fees, was 4.72% in the second quarter of 2018, up from 4.57% in the second quarter of 2017. Average rates on total earning assets for the quarter ended June 30, 2018 were 4.33%, compared to 4.26% a year earlier.

J. Todd Scruggs, Executive Vice President and CFO, commented: “While we look to keep pace with prevailing market interest rates, we have not focused on squeezing a few basis points out of every rate fluctuation. Our commercial clients pay what we believe to be a fair rate, which reflects the added value they receive from our services and advisory capabilities. We feel this philosophy has been the key to maintaining strong margins and a high level of client retention.”

Growth in core interest bearing deposits and a slight decline in higher-interest time deposits enabled the Company to achieve a 0.69% average rate paid on interest bearing deposits in the second quarter of 2018, compared with 0.63% a year earlier. “Growth in relationship banking, including linked deposits, has enabled our Company to build core deposits and manage rates,” Scruggs explained. “We have tried to avoid competing for high-rate time deposit business.”

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue growth from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers demonstrated strong year-over-year growth. Noninterest income rose 20% to $1.44 million for the three months ended June 30, 2018 from $1.20 million for the three months ended June 30, 2017, and increased 27% to $2.63 million for the six months ended June 30, 2018 from $2.07 million for the six months ended June 30, 2017. Strong residential mortgage origination activity contributed to a pipeline of loans held for sale of $5.82 million at June 30, 2018 compared with $2.63 million at December 31, 2017, which the Company anticipates will generate gains from mortgage loan sales in the third quarter of 2018.

Chapman noted: “Mortgage lending has benefitted from trends that include strong housing demand in our markets, rising home prices, and the prospect of rising interest rates. However, we believe our ability to capture more than a fair share of market-driven activity stems from our team’s outreach, and leveraging our reputation for service, convenience, and solutions. Maintaining a customer-focused, high-touch approach to the mortgage lending process earns us business and referrals. We also focus on building banking relationships with mortgage clients, making the mortgage lending process much more than a one-time transaction.”

Income from service charges, fees and commissions, which included growing fee income from the Company’s suite of treasury services for businesses and income from BOJT Investment Services, increased to $465,000 in the second quarter of 2018 from $443,000 in the second quarter of 2017, and to $929,000 in the first half of 2018, up from $828,000 in the first half of 2017. A continuing trend of strong residential mortgage originations generated a 46% increase in gain on sales of loans in the second quarter of 2018 compared with a year earlier, and 54% year-over-year growth in the first half of 2018 compared with the first half of 2017.

Noninterest expense for the three months ended June 30, 2018 was $5.31 million compared with $4.76 million a year earlier, primarily reflecting increased personnel expenses from a larger team of producing individuals, professional expenses, and data processing expenses. This increase was partially offset by lower expenses in categories including occupancy, equipment and marketing. In the first half of 2018, noninterest expense was $10.40 million compared with $9.25 million in the first half of 2017.

“We are very encouraged to see that the productivity from our investments in quality people and selected support systems are having a definite impact on the Company’s efficiency,” noted Chapman. “In addition to the strong positive year-over-year gains in return on average assets and equity, our efficiency ratio of 73.3% for the quarter was the lowest it has been in quite some time. We continue to focus on greater efficiency, but we are pleased with the trend.”

Balance Sheet Review: Growth, Asset Quality

Total assets were a record $655.87 million, up from $626.34 million at December 31, 2017. The primary driver of asset growth continues to be loans held for investment, net of the allowance for loan losses, which totaled $523.73 million, up from $491.02 million at December 31, 2017. Loans held for sale were more than double the total at year-end 2017, reflecting the consistent growth of residential mortgage originations and positioning those loans for placement in the secondary market.

The Company’s commercial loan portfolio, primarily commercial and industrial (C&I) loans, increased 5% to $102.16 million at June 30, 2018 compared with commercial loans at June 30, 2017. Owner occupied real estate loans, led by CRE lending, increased 7% year-over-year to $155.88 million, and non-owner occupied real estate (primarily commercial and investment property) increased by 16% year-over-year to $171.57 million. Total construction lending slowed year-over-year, primarily reflecting project seasonality and a very strong 2017 for both residential and commercial real estate construction activity. Consumer loans and consumer lines of credit totals were essentially unchanged from the prior year.

Total deposits at June 30, 2018 rose to $596.07 million from $567.49 million at December 31, 2017 and $532.86 million at June 30, 2017. Noninterest bearing deposits rose to $86.76 million at June 30, 2018 from $83.96 million at March 31, 2018 and $74.10 million at December 31, 2017. Interest-bearing demand and savings deposits were $328.08 million at June 30, 2018 compared with $318.52 million at March 31, 2018 and $307.99 million at December 31, 2017. Core deposits were approximately 70% of total deposits.

Asset quality remained strong, with a nonperforming loans to total loans ratio of 0.60% at June 30, 2018, compared with 0.87% at December 31, 2017. Total nonperforming assets, inclusive of Other Real Estate Owned (OREO), declined 17% from year-end 2017 to $5.78 million. Total nonperforming loans of $3.20 million at June 30, 2018 were down 26% from $4.31 million at December 31, 2017. The Company’s allowance for loan losses was $4.69 million, with a ratio of 0.89% allowance for loan losses to total loans and a 146.7% loss allowance to nonperforming loans.

The Company grew measures of stockholder value. Total stockholders’ equity was $52.52 million at June 30, 2018, compared with $51.68 million at March 31, 2018 and $51.67 million at December 31, 2017. Retained earnings were $14.17 million, up from $12.27 million at December 31, 2017.Tangible book value per share increased to $12.00 at June 30, 2018 from $11.80 at December 31, 2017. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

Chapman concluded: “The positive impact of the investments in growth is generating revenue, and supporting new and expanded relationships with customers throughout our served markets. Looking ahead to the second half of 2018, economic conditions are positive and we have a team in place that we believe will generate continued revenue and earnings growth, and with it, enhanced value for shareholders.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank operates 13 banking offices three limited services offices, and two loan production offices in Virginia serving Altavista, Amherst, Appomattox, Bedford, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Jun 30, 2018	Three months ending Jun 30, 2017	Change	Year to date Jun 30, 2018	Year to date Jun 30, 2017	Change
Interest income	$6,725	$5,851	14.94%	$12,880	$11,360	13.38%
Interest expense	922	711	29.68%	1,746	1,382	26.34%
Net interest income	5,803	5,140	12.90%	11,134	9,978	11.59%
Provision for loan losses	315	445	(29.21%)	337	545	(38.17%)
Noninterest income	1,441	1,204	19.68%	2,627	2,065	27.22%
Noninterest expense	5,306	4,756	11.56%	10,403	9,253	12.43%
Income taxes	323	356	(9.27%)	598	698	(14.33%)
Net income	1,300	787	65.18%	2,423	1,547	56.63%
Weighted average shares outstanding - basic	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Weighted average shares outstanding - diluted	4,378,436	4,378,519	(83)	4,378,481	4,378,527	(46)
Basic net income per share	$0.30	$0.18	$0.12	$0.55	$0.35	$0.20
Fully diluted net income per share	$0.30	$0.18	$0.12	$0.55	$0.35	$0.20

Balance Sheet at period end:	Jun 30, 2018	Dec 31, 2017	Change	Jun 30, 2017	Dec 31, 2016	Change
Loans, net	$523,730	$491,022	6.66%	$483,248	$464,353	4.07%
Loans held for sale	5,815	2,626	121.44%	2,514	3,833	(34.41%)
Total securities	57,394	61,025	-5.95%	52,603	44,075	19.35%
Total deposits	596,068	567,493	5.04%	532,862	523,112	1.86%
Stockholders’ equity	52,524	51,665	1.66%	51,058	49,421	3.31%
Total assets	655,866	626,341	4.71%	595,637	574,195	3.73%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$12.00	$11.80	0.20	$11.66	$11.29	$0.37

Daily averages:	Three months ending Jun 30, 2018	Three months ending Jun 30, 2017	Change	Year to date Jun 30, 2018	Year to date Jun 30, 2017	Change
Loans, net	$518,972	$471,770	10.01%	$505,794	$468,052	8.06%
Loans held for sale	3,706	2,347	57.90%	3,076	1,871	64.40%
Total securities	60,959	54,130	12.62%	61,811	52,532	17.66%
Total deposits	597,379	530,487	12.61%	584,104	524,100	11.45%
Stockholders’ equity	53,913	51,483	4.72%	53,383	51,228	4.21%
Interest earning assets	622,956	551,552	12.95%	608,485	544,693	11.71%
Interest bearing liabilities	504,581	424,884	18.76%	476,569	420,597	13.31%
Total assets	660,578	588,167	12.31%	645,290	580,404	11.18%

Financial Ratios:	Three months ending Jun 30, 2018	Three months ending Jun 30, 2017	Change	Year to date Jun 30, 2018	Year to date Jun 30, 2017	Change
Return on average assets	0.79%	0.54%	0.25	0.76%	0.54%	0.22
Return on average equity	9.67%	6.13%	3.54	9.15%	6.09%	3.06
Net interest margin	3.74%	3.74%	—	3.69%	3.70%	(0.01%)
Efficiency ratio	73.25%	74.97%	(1.72)	75.60%	76.83%	(1.23)
Average equity to average assets	8.16%	8.75%	(0.59)	8.27%	8.83%	(0.56)

Allowance for loan losses:	Three months ending Jun 30, 2018	Three months ending Jun 30, 2017	Change	Year to date Jun 30, 2018	Year to date Jun 30, 2017	Change
Beginning balance	$4,671	$5,716	(18.28%)	$4,752	$5,716	(16.86%)
Provision for losses	315	445	(29.21%)	337	545	(38.17%)
Charge-offs	(315)	(96)	227.08%	(555)	(226)	145.13%
Recoveries	17	67	(74.63%)	154	97	58.76%
Ending balance	4,688	6,132	(23.53%)	4,688	6,132	(23.53%)

Nonperforming assets:	Jun 30, 2018	Dec 31, 2017	Change	Jun 30, 2017	Dec 31, 2016	Change
Total nonperforming loans	$3,195	$4,308	(25.84%)	$2,649	$2,550	3.88%
Other real estate owned	2,585	2,650	(2.45%)	2,775	2,370	17.09%
Total nonperforming assets	5,780	6,958	(16.93%)	5,424	4,920	10.24%
Troubled debt restructurings - (performing portion)	432	440	(1.82%)	448	455	(1.54%)

Asset quality ratios:	Jun 30, 2018	Dec 31, 2017	Change	Jun 30, 2017	Dec 31, 2016	Change
Nonperforming loans to total loans	0.60%	0.87%	(0.27)	0.54%	0.54%	(0.00)
Allowance for loan losses to total loans	0.89%	0.96%	(0.07)	1.25%	1.22%	0.03
Allowance for loan losses to nonperforming loans	146.73%	110.31%	36.42	231.48%	224.16%	7.32

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Interest Income
Loans	$6,195	$5,465	$11,869	$10,653
Securities
US Government and agency obligations	186	121	384	234
Mortgage backed securities	66	77	134	143
Municipals	83	90	165	170
Dividends	23	28	31	35
Other (Corporates)	24	30	47	57
Interest bearing deposits	56	17	91	32
Federal Funds sold	92	23	159	36

Total interest income	6,725	5,851	12,880	11,360

Interest Expense
Deposits
NOW, money market savings	231	175	423	344
Time Deposits	543	425	1,044	827
FHLB borrowings	16	—	17	—
Brokered time deposits	82	61	162	124
Capital notes	50	50	100	87

Total interest expense	922	711	1,746	1,382

Net interest income	5,803	5,140	11,134	9,978

Provision for loan losses	315	445	337	545

Net interest income after provision for loan losses	5,488	4,695	10,797	9,433

Noninterest income
Gains on sale of loans held for sale	873	598	1,493	969
Service charges, fees and commissions	465	443	929	828
Increase in cash value of life insurance	85	87	170	173
Other	18	24	35	33
Gain on sales of available-for-sale securities	—	52	—	62

Total noninterest income	1,441	1,254	2,627	2,065

Noninterest expenses
Salaries and employee benefits	2,832	2,396	5,545	4,776
Occupancy	360	365	755	737
Equipment	398	438	777	786
Supplies	140	123	289	257
Professional, data processing, and other outside expense	837	697	1,652	1,377
Marketing	187	236	327	384
Credit expense	112	137	237	231
Other real estate expenses	86	24	126	36
FDIC insurance expense	99	88	200	191
Other	255	252	495	478

Total noninterest expenses	5,306	4,756	10,403	9,253

Income before income taxes	1,623	1,143	3,021	2,245

Income tax expense	323	356	598	698

Net Income	$1,300	$787	$2,423	$1,547

Weighted average shares outstanding - basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,378,436	4,378,519	4,378,481	4,378,527

Net income per common share - basic	$0.30	$0.18	$0.55	$0.35

Net income per common share - diluted	$0.30	$0.18	$0.55	$0.35

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
	6/30/2018	12/31/2017
Assets
Cash and due from banks	$25,717	$20,267
Federal funds sold	8,132	16,751

Total cash and cash equivalents	33,849	37,018

Securities held-to-maturity (fair value of $3,448 in 2018 and $5,619 in 2017)	3,706	5,713

Securities available-for-sale, at fair value	53,688	55,312
Restricted stock, at cost	1,462	1,505

Loans, net of allowance for loan losses of $4,688 in 2018 and $4,752 in 2017	523,730	491,022
Loans held for sale	5,815	2,626
Premises and equipment, net	11,877	11,890
Software, net	118	165
Interest receivable	1,755	1,713

Cash value - bank owned life insurance	13,188	13,018
Other real estate owned	2,585	2,650
Income taxes receivable	1,339	1,366
Deferred tax asset	1,695	1,418
Other assets	1,059	925

Total assets	$655,866	$626,341

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	86,757	74,102
NOW, money market and savings	328,082	307,987
Time	181,229	185,404

Total deposits	596,068	567,493

Capital notes	5,000	5,000
Interest payable	107	111
Other liabilities	2,167	2,072

Total liabilities	$603,342	$574,676

Stockholders’ equity

Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of June 30, 2018 and December 31, 2017	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive (loss)	(2,508)	(1,469)
Retained earnings	14,167	12,269

Total stockholders’ equity	$52,524	$51,665

Total liabilities and stockholders’ equity	$655,866	$626,341